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                               AMENDMENT NO. 1
                                      TO
                        LIMITED PARTNERSHIP AGREEMENT
                                      OF
                            SUPPORT CENTRAL, L.P.


        This is Amendment No. 1 dated as March 31, 1998, among Support Central, LLC, GE Subsidiary, Inc. 61A ("GE") and National TechTeam, Inc. ("NTT") as an amendment to the Limited Partnership Agreement of Support Central, L.P., dated as of October 1, 1997, among Support Central, LLC, GE and NTT.

        The Limited Partnership Agreement of Support Central, L.P. is hereby amended as follows:

        1. Pursuant to Article 8.2, GE hereby contributes to the limited partnership, the assets set forth on Exhibit A to this Amendment No.1. This contribution shall be valued at One Million Four Hundred Thousand Dollars ($1,400,000).

        2. Pursuant to Article 9, Distributors, and Article 10, Allocation of Profits and Losses for Tax Purposes, in consideration for the contribution which GE is making to the limited partnership in 1 above, all of the net income, profits and losses of the limited partnership shall be assigned and distributed to GE until such time as GE has received in distributions and/or allocation of profits and losses One Million Four Hundred Thousand Dollars ($1,400,000),


        3. NTT shall service the assets contributed to the limited partnership and set forth on Exhibit A in the same manner and at the same costs to the limited partnership as were in place at NTT before the date of this Amendment No. 1 and as set forth in Exhibit B hereto.

        IN WITNESS WHEREOF the parties have caused this Amendment No. 1 to be executed and delivered by their duly authorized representatives as of the date and year first above written.


                                        SUPPORT CENTRAL, LLC



                                        By: /s/ Russell A. Evans
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